Exhibit 10.4.3

FIRST AMENDMENT TO THE CORPORATE OFFICE PROPERTIES TRUST
AMENDED AND RESTATED 2008 OMNIBUS EQUITY AND INCENTIVE PLAN

This First Amendment (this “Amendment”) to the Corporate Office Properties Trust Amended and Restated 2008 Omnibus Equity and Incentive Plan (the “Plan”), is made as of March 3, 2011, by Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

1.	The definition of “Minimum Vesting Period” contained in Section 1 of the Plan is amended by adding the following to the end of such definition:

“as part of retainer, including annual or other grants made pursuant to a standard compensation policy or arrangement for a Non-Employee Trustee.”

As amended, such definition will read as follows:

“ ‘Minimum Vesting Period’ means, for an Award, the time period beginning on the date of grant of such Award and ending on (i) in the case of Awards with conditions or restrictions relating to the attainment of performance goals, the date that is one (1) year after the date of grant of such Award, or (ii) in the case of all other Awards, the date that is three (3) years after the date of grant of such Award; provided, however, that the Minimum Vesting Period shall not apply to Awards made to Non-Employee Trustees as part of a retainer, including annual or other grants made pursuant to a standard compensation policy or arrangement for a Non-Employee Trustee.”

2.	All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

ADOPTED:	March 3, 2011	Corporate Office Properties Trust

By: /s/ Randall M. Griffin, Chief Executive Officer
Randall M. Griffin, Chief Executive Officer